EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

U.S. Patent Trial and Appeal Board Rules in Favor
 of Network-1 in Pending Covered Business Method Review of Cox Patent

New York, New York, October 19, 2016 - Network-1 Technologies, Inc. (NYSE MKT: NTIP) today announced that the Patent Trial and Appeal Board ("PTAB") of the United States Patent and Trademark Office ("USPTO") issued its Final Written Decision in the pending Covered Business Method Patent Review proceeding ("CBM") relating to a challenge made by Google, Inc. ("Google") and YouTube, LLC ("YouTube") to the patentability of one of the patents of Network-1's Cox Patent Portfolio.

In the Final Written Decision, the PTAB ruled that Google had failed to show that any of the thirty-four (34) claims of U.S. Patent 8,904,464 were unpatentable. In April 2015, Google and YouTube petitioned the USPTO to cancel as unpatentable the claims of the patent which is one of 12 issued patents of Network-1's Cox Patent Portfolio.   In October 2015, the PTAB agreed to review all of the claims. A hearing on the merits of the CBM proceeding was held in May 2016.

"We are extremely pleased with today's PTAB decision," said Corey M. Horowitz, Chairman and CEO of Network-1.  "We have worked very hard with Professor Ingemar Cox to develop and protect the value of his inventions and we will continue to do so," he added.

As previously announced, in June 2016, the PTAB issued its Final Written Decisions in four Inter Partes Review proceedings ("IPRs") relating to challenges made by Google, Inc. ("Google") and YouTube, LLC ("YouTube") to the patentability of four other patents from Network-1's Cox Patent Portfolio.  As a result of the PTAB's latest Final Written Decisions in the CBM proceeding and the four prior IPRs, one-hundred twenty (120) claims have been found to be "not unpatentable" (i.e. valid), and in total, one hundred and fifty-three (153) out of one hundred and sixty-three (163) claims or ninety-three percent (93%) of the challenged claims of the patents have survived Google's patent challenges in the IPRs and the CBM. None of Network-1's asserted claims from the patents in its pending litigations against Google and YouTube in the United States District Court for the Southern District of New York were found invalid.

In April 2014 and December 2014, Network-1 initiated litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of several of its patents within the Cox Patent Portfolio acquired from Dr. Ingemar Cox which relate to the identification of media content on the Internet.  The lawsuits allege that Google and YouTube have infringed and continue to infringe certain of the Network-1's patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube's Content ID system.  The above referenced litigations are currently subject to a stay which has been in effect since July 2015 as a result of the then pending IPRs and CBM proceedings at the PTAB.

The Cox Patent Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification.  Since the acquisition of the portfolio, Network-1 has filed twelve (12) additional patent applications (seven (7) of which have been issued) bringing the total portfolio of granted patents to twelve (12).  Five (5) applications relating to the original specification are still pending and Network-1 anticipates further issuances of additional claims for this portfolio.

Dr. Ingemar Cox is currently a Professor at the University of Copenhagen and a Professor at the University College London where he is Head of its Media Futures Group.  Dr. Cox was formerly a member of the Technical Staff at AT&T Bell Labs and a Fellow at NEC Research Institute.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1's efforts to develop the portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (22) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.  Network-1's Remote Power Patent has generated licensing revenue in excess of $90 million from May 2007 through June 30, 2016.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1's Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770